Exhibit (j) (i)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of The Merger Fund and WCM Alternatives: Event-Driven Fund of our report dated February 23, 2018, relating to the financial statements and financial highlights, which appears in The Merger Fund’s and WCM Alternatives: Event-Driven Fund’s Annual Report on Form N-CSR for the year ended December 31, 2017.  We also consent to the references to us under the headings "Financial Highlights", "Independent Registered Public Accounting Firm" and “Experts” in such Registration Statement.

/s/PricewaterhouseCoopers LLP

New York, New York
April 30, 2018